Exhibit 10.5

TERMINATION AGREEMENT

dated as of May 7, 2018

Between IMPAX LABORATORIES, LLC (f/k/a IMPAX LABORATORIES, INC.) and ROYAL

BANK OF CANADA

THIS TERMINATION AGREEMENT (this “Agreement”) with respect to the Call Spread Confirmations (as defined below) is made as of May 7, 2018, between Impax Laboratories, LLC (formerly known as Impax Laboratories, Inc.) (“Company”) and Royal Bank of Canada (“Dealer”).

WHEREAS, Company issued $600,000,000 principal amount of 2.00% Convertible Senior Notes due 2022 (the “Convertible Notes”) pursuant to an Indenture dated as of June 30, 2015, between Company and Wilmington Trust, National Association, as trustee;

WHEREAS, in connection with the pricing of the Convertible Notes, Company and Dealer entered into (i) a Base Call Option Transaction (the “Base Call Option Transaction”) pursuant to an ISDA confirmation dated as of June 25, 2015, which supplements, forms a part of, and is subject to an agreement in the form of the 2002 ISDA Master Agreement, pursuant to which Company purchased from Dealer 500,000 call options (as amended, modified, terminated or unwound from time to time and including the side letter agreement thereto, the “Base Call Option Confirmation”) and (ii) a Base Warrants Transaction (the “Base Warrants Transaction” and, together with the Base Call Option Transaction, the “Base Call Spread Transactions”) pursuant to an ISDA confirmation dated as of June 25, 2015, which supplements, forms a part of, and is subject to an agreement in the form of the 2002 ISDA Master Agreement, pursuant to which Dealer purchased from Company 7,892,900 warrants to purchase shares of Company’s common stock, par value $0.01 per share (the “Common Stock”) (as amended, modified, terminated or unwound from time to time and including the side letter agreement thereto, the “Base Warrants Confirmation” and, together with the Base Call Option Confirmation, the “Base Call Spread Confirmations”);

WHEREAS, in connection with the exercise of the option by the initial purchasers of the Convertible Notes to purchase additional Convertible Notes, Company and Dealer entered into (i) an Additional Call Option Transaction (the “Additional Call Option Transaction”) pursuant to an ISDA confirmation dated as of June 26, 2015, which supplements, forms a part of, and is subject to an agreement in the form of the 2002 ISDA Master Agreement, pursuant to which Company purchased from Dealer 100,000 call options (as amended, modified, terminated or unwound from time to time and including the side letter agreement thereto, the “Additional Call Option Confirmation”) and (ii) an Additional Warrants Transaction (the “Additional Warrants Transaction” and, together with the Additional Call Option Transaction and the Base Call Spread Transactions, the “Call Spread Transactions”) pursuant to an ISDA confirmation dated as of June 26, 2015, which supplements, forms a part of, and is subject to an agreement in the form of the 2002 ISDA Master Agreement, pursuant to which Dealer purchased from Company 1,578,580 warrants to purchase shares of Common Stock (as amended, modified, terminated or unwound from time to time and including the side letter agreement thereto, the “Additional Warrants Confirmation” and, together with the Additional Call Option Confirmation and the Base Call Spread Confirmations, the “Call Spread Confirmations”); and

WHEREAS, in connection with the closing and effectiveness of the transactions contemplated by the Business Combination Agreement dated as of October 17, 2017 by and among Company, Amneal Pharmaceuticals, Inc., Atlas Holdings, Inc., and K2 Merger Sub Corporation, as amended by Amendment No. 1, dated November 21, 2017 and Amendment No. 2 dated December 16, 2017, on May 4, 2018, Company has requested full termination of the Call Spread Transactions;

NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

1. Defined Terms. Any capitalized term not otherwise defined herein shall have the meaning set forth for such term in the Call Spread Confirmations.

2. Termination. Notwithstanding anything to the contrary in the Call Spread Confirmations, Company and Dealer agree that, effective on the date hereof, the Call Spread Transactions shall automatically terminate and all of the respective rights and obligations of the parties under the Call Spread Confirmations shall be terminated, cancelled and extinguished, without any payment or delivery due by any of the parties thereto.

3. Representations and Warranties of Company. Company represents and warrants to Dealer on the date hereof that:

(a) it has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;

(b) such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any material contractual restriction binding on or affecting it or any of its assets;

(c) all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

(d) its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law));

(e) each of it and its affiliates is not in possession of any material nonpublic information regarding Company or the Shares;

(f) it is not entering into this Agreement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Securities Exchange Act of 1934, as amended; and

(g) it (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50,000,000 as of the date hereof.

4. Representations and Warranties of Dealer. Dealer represents and warrants to Company on the date hereof that:

(a) it has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;

(b) such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any material contractual restriction binding on or affecting it or any of its assets;

(c) all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(d) its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

5. Governing Law. This Agreement and any dispute arising hereunder shall be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

6. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument.

7. No Reliance, etc. Company confirms that it has relied on the advice of its own counsel and other advisors (to the extent it deems appropriate) with respect to any legal, tax, accounting, or regulatory consequences of this Agreement, that it has not relied on Dealer or its affiliates in any respect in connection therewith, and that it will not hold Dealer or its affiliates accountable for any such consequences.

8. Designation by Dealer. Notwithstanding any other provision in this Agreement to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Company, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer obligations in respect of the transactions contemplated by this Agreement and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Company to the extent of any such performance.

9. Agreements and Acknowledgements Regarding Hedging. Company understands, acknowledges and agrees that: (A) Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into or unwind swaps or other derivative securities in order to terminate the Call Spread Transactions; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the termination of the Call Spread Transactions; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Company shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the payment required under this Agreement; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares in a manner that may be adverse to Company.

10. Role of Agent. Dealer has appointed, as its agent, its indirect wholly-owned subsidiary, RBC Capital Markets, LLC (“RBCCM”), for purposes of conducting, on Dealer’s behalf, a business in privately negotiated transactions in options and other derivatives. Company hereby is advised that Dealer, the principal and stated counterparty in such transactions, duly has authorized RBCCM to market, structure, negotiate, document, price, execute and hedge transactions in over-the-counter derivative products. RBCCM does not act as agent of Company. For the avoidance of doubt, any performance by Dealer of its obligations hereunder solely to RBCCM shall not relieve Dealer of such obligations. RBCCM’s performance to Company of Dealer’s obligations hereunder shall relieve Dealer of such obligations to the extent of such performance. Any performance by Company of its obligations (including notice obligations) through or by means of RBCCM’s agency for Dealer shall constitute good performance of Company’s obligations hereunder to Dealer.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

ROYAL BANK OF CANADA by its agent RBC Capital Markets, LLC

By:	/s/ Amy Disbrow
Name: Amy Disbrow Title: Associate Director

IMPAX LABORATORIES, LLC (formerly known as Impax Laboratories, Inc.)

By:	/s/ Bryan M. Reasons
Name: Bryan M. Reasons Title: Chief Financial Officer